PRESS RELEASE

Media Contact:
Mike Langberg, Infoblox
408.986.5697
mlangberg@infoblox.com

Investor Contact:
Renee Lyall, Infoblox
408.986.4748
rlyall@infoblox.com

Infoblox Appoints Janesh Moorjani
as Chief Financial Officer

SANTA CLARA, Calif., January 4, 2016-Infoblox Inc. (NYSE:BLOX), the network control company, today announced that Janesh Moorjani has joined Infoblox as executive vice president and chief financial officer, effective immediately. Moorjani is responsible for managing the company’s worldwide finance operations.

Moorjani (www.infoblox.com/company/overview/leadership) joins Infoblox from VMware, where he was senior vice president of finance, responsible for corporate, field, and global business unit finance functions across all of the company’s product and service lines. Prior to VMware, Moorjani had a successful finance and sales career at Cisco, where he started in finance in the US and rose through management positions across APAC, ultimately to managing director of India sales. Previously, Moorjani worked at Goldman Sachs, rising to vice president in the firm’s merchant banking division in Silicon Valley.

In his new role, Moorjani reports to Infoblox president and chief executive officer Jesper Andersen, and is driving global finance operations to accelerate the company's strategy for growth, built on extending Infoblox industry leadership in DNS, DHCP, and IP address management (DDI) into categories such as security, cloud, and analytics.

“Janesh brings a rare combination of finance and sales experience to Infoblox, giving him unique perspective on executing against our growth strategies to maximize business success,” said Andersen. “We are delighted to have an executive of Janesh’s caliber join Infoblox to help extend our global industry leadership.”

“I’m incredibly excited to join an outstanding management team that’s ready to address very attractive growth opportunities,” said Moorjani. “This is an unprecedented time in the networking industry when, more than ever before, we believe customers need the control, reliability, security, and scalability provided by Infoblox.”

About Infoblox
Infoblox (NYSE:BLOX) delivers critical network services that protect Domain Name System (DNS) infrastructure, automate cloud deployments, and increase the reliability of enterprise and service provider networks around the world. As the industry leader in DNS, DHCP, and IP address management, the category known as DDI, Infoblox (www.infoblox.com) reduces the risk and complexity of networking.

Forward-looking and Cautionary Statements-Infoblox
Certain statements in this release are forward-looking statements, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. As such, this release is subject to the safe harbors created by U.S. Federal Securities Laws. The risks and uncertainties relating to these statements include, but are not limited to, risks that there may be design flaws in the company’s products, shifts in customer demand and the IT services market in general, shifts in strategic relationships, delays in the ability to deliver products, or announcements by competitors. These and other risks may be detailed from time to time in Infoblox’s periodic reports filed with the Securities and Exchange Commission, copies of which may be obtained from www.sec.gov. Infoblox is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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